Exhibit 99.1

AeroGrow Reports 2nd Quarter Results

●	Revenue Increases 224% to $14.3M; Favorable Sales Trends Continue in Early Q3
●	Income From Operations Rises to $1.3M – Gross Margin Improves 800+ basis points to 41.3%
●	Six month results: Revenue up 245% to $30.7M; Income From Operations Rises to $4.0M, up from a PY loss of $2.1M; Gross Margin Improves 1,000+ basis points to 43.2%
●	Effective 11/11/20, The Company Enters into a Merger Agreement with a Subsidiary of the Scotts Miracle-Gro Company

Boulder, CO - (November 16, 2020) - AeroGrow International, Inc. (OTCQB: AERO) ("AeroGrow" or “the Company"), the manufacturer and distributor of AeroGardens - the world’s leading family of In-Home Garden Systems™ – announced results for its 2nd quarter ended September 30, 2020.

The Company recorded Net Revenue of $14.3 million, an increase 224% vs. the same period in the prior year.  Income from Operations was $1.3M, up from a loss of $1.1M in the prior year period.  For the first six months of Fiscal Year 2021, Net Revenue was up 245% to $30.7M and Income from Operations rose to $4.0M, up from a loss of $2.1M the prior year.

“Our string of excellent results continued in the second quarter,” said J. Michael Wolfe, AeroGrow’s President & CEO. “Sales across all three of our distribution channels – Amazon, Direct-to-Consumer and Retail – were strong throughout the quarter. This is our fourth consecutive quarter with record sales and profitability, a trend which accelerated due to the COVID-19 pandemic beginning in March. That being said, it appears the significant COVID sales spike that we experienced this spring has moderated – but with the business now routinely operating at a much higher level than it was prior to the pandemic. We believe this spike reflects an increased interest in gardening, at-home meal preparation and access to fresh, safe food sources...and the AeroGarden certainly meets all of these needs.

“Over the past six months we have focused on refining our pricing model and reducing our product costs. This focus helped drive our gross margin up to 43.2%, an increase of over 1,000 bps vs. the same period last year. Our gross margin has also benefited from a larger portion of our sales coming through our Direct-to-Consumer channel (AeroGarden.com), which affords us better margins. In addition, our digital marketing programs continued to help drive our growth with significantly improved efficiencies. These factors drove the significant improvement in our sales and operating profit and demonstrate the leverage in our business as it continues to scale.

“Our general marketing and public relations campaigns for the upcoming holiday selling season launch in earnest beginning later this week. The hallmark of our campaign will be a television spot that you can view here: https://vimeo.com/478249976/71bff315ff. We are also partnering with Olympic Gold Medalist and avid gardener Aly Raisman along with former Iron Chef and restaurateur Cat Cora, who will be supporting our brand digitally to their millions of followers. In addition, the AeroGarden will be featured in Oprah Winfrey’s Holiday Gift Guide, dozens of news articles and podcasts as well as high profile television programs such as Good Morning America and the Kelly Clarkson show.

“A key challenge in the business has been managing our world-wide supply chain to support our triple-digit growth and what appears to be continued strong demand for our products as we approach our peak holiday selling season. While our key vendors have done a good job of delivering for us in a timely fashion, we must acknowledge that there is general infrastructural stress affecting the world’s supply chain (e.g., ocean freight, customs clearance, availability of trucks and trains, FedEx and UPS capacity constraints, etc.) that could impact our inventory levels and which represents a potential risk as we enter the key holiday selling season.

“Last month we introduced a new Farm model and an all new Sprout into our AeroGarden product line. We are also nearing the launch of “Bloom by Botanicare,” our large-plant growing device that we believe is the most advanced in the world. Bloom monitors and dynamically adjusts key environmental factors for each stage of a plant’s development – maximizing the speed of growth, yields, flavor and consistency of thousands of potential plant varieties. While the launch of our Bloom product has experienced several slight delays, we now have numerous units in the field and the feedback is exceptional. We expect the initial launch of the Bloom web site and preliminary marketing efforts to begin in the coming weeks.

“I am extremely pleased with our results for the first six months of this fiscal year. Moreover, we believe we are well prepared to deliver a successful holiday selling season and to continue building on our recent success.”

On November 11, 2020 the Company entered into an Agreement and Plan of Merger with SMG Growing Media, a subsidiary of The Scotts Miracle-Gro Company. The closing of the Merger is subject to, among other conditions, the approval of the Merger Agreement by a majority of the outstanding shares of Common Stock and various customary conditions, including, but not limited to, the obtainment of necessary regulatory approvals.

The Merger Agreement provides that each share of common stock of the Company (other than Excluded Shares and Dissenting Shares), will be automatically converted into the right to receive $3.00 in cash. The Merger Agreement contains certain termination rights, including the right of the Company to terminate the Merger Agreement to accept a Superior Proposal. In addition, subject to certain exceptions and limitations set forth in the Merger Agreement, either party may terminate the Agreement if the Merger is not consummated by March 31, 2021. Details of the Merger Agreement are available on the Company’s Form 8-K filed with the Securities And Exchange Commission on November 12, 2020.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements by J. Michael Wolfe and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, market acceptance of developments and enhancements to our product line, improved margins and profitability, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company’s products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

AEROGROW INTERNATIONAL, INC.

CONDENSED BALANCE SHEETS

	September 30, 2020	March 31, 2020
(in thousands, except share and per share data)	(Unaudited)	(Derived from Audited Statements)
ASSETS
Current assets
Cash	$3,815	$9,046
Restricted cash	15	15
Accounts receivable, net of allowance for doubtful accounts of $694 and $376 at September 30, 2020 and March 31, 2020, respectively	6,217	3,422
Other receivables	391	257
Inventory, net	12,849	4,788
Prepaid expenses and other	3,773	1,392
Total current assets	27,060	18,920
Property and equipment and intangible assets, net of accumulated depreciation of $5,789 and $5,467 at September 30, 2020 and March 31, 2020, respectively	2,142	1,229
Operating lease right-of-use	1,158	1,229
Deposits	754	669
Total assets	$31,114	$22,047

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,583	$2,332
Accounts payable related party	1,075	2,396
Accrued expenses	3,842	2,308
Finance lease liability	7	29
Notes payable related party	2,000	-
Debt associated with sale of intellectual property	14	17
Operating lease liability-current portion	141	58
Total current liabilities	12,662	7,140
Long term liabilities
Notes payable related party	900	900
Operating lease liability	1,129	1,201
Other liability	-	297
Total liabilities	14,691	9,538
Commitments and contingencies
Stockholders' equity
Preferred stock, $.001 par value, 20,000,000 shares authorized, 0 issued and outstanding at September 30, 2020 and 2019, respectively	-	-
Common stock, $.001 par value, 750,000,000 shares authorized, 34,328,036 shares issued and outstanding at September 30, 2020 and March 31, 2020	34	34
Additional paid-in capital	140,817	140,817
Accumulated deficit	(124,428)	(128,342)
Total stockholders' equity	16,423	12,509
Total liabilities and stockholders' equity	$31,114	$22,047

AEROGROW INTERNATIONAL, INC.

CONDENSED STATEMENTS OF OPERATIONS

	Three Months ended September 30,		Six Months ended September 30,
(in thousands, except per share data)	2020	2019	2020	2019
Net revenue	$14,310	$4,423	$30,721	$8,898
Cost of revenue	8,403	2,958	17,457	5,977
Gross profit	5,907	1,465	13,264	2,921

Operating expenses
Research and development	294	276	595	487
Sales and marketing	2,888	1,369	5,703	2,772
General and administrative	1,406	893	2,980	1,787
Total operating expenses	4,588	2,538	9,278	5,046

Income (loss) from operations	1,319	(1,073)	3,986	(2,125)

Other (expense), net
Interest expense – related party	(24)	(52)	(47)	(54)
Other (expense), net	(29)	(1)	(25)	(5)
Total other (expense), net	(53)	(53)	(72)	(59)

Net income (loss)	$1,266	$(1,126)	$3,914	$(2,184)
Net income (loss) per share, basic and diluted	$0.04	$(0.03)	$0.11	$(0.06)

Weighted average number of common shares outstanding, basic and diluted	34,328	34,328	34,328	34,328

About AeroGrow International, Inc.

Headquartered in Boulder, Colorado, AeroGrow International, Inc. is the leader in the rapidly growing indoor gardening category. AeroGardens allow anyone to grow farmer’s market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. With an AeroGarden…you can grow anything! In April 2013, AeroGrow entered into a strategic partnership with Scotts Miracle-Gro to continue to expand the indoor gardening market. For more information, visit http://www.aerogrow.com.

Investor Relations:

Grey Gibbs

Senior Vice President of Finance and Accounting

grey@aerogrow.com

303-444-7755